Exhibit 10.39

AGREEMENT ON IDEAS, INVENTIONS AND CONFIDENTIAL INFORMATION

This AGREEMENT ON IDEAS, INVENTIONS AND CONFIDENTIAL INFORMATION (this “Agreement”) is made and entered into as of April 23, 2008, by and between the undersigned individual (the “Employee”) and The Berry Company LLC (the “Company,” which term includes any subsidiary, Affiliate or successor of The Berry Company LLC that may employ Employee from time to time).

WITNESSETH:

WHEREAS, concurrently herewith, the Company is acquiring substantially all the assets of the Independent Line of Business division of L.M. Berry and Company (“Berry”);

WHEREAS, Employee has been employed by Berry, and is being employed by the Company, in a management or sales position; and

WHEREAS, in consideration of and as a condition to the Company’s employment of Employee, the parties desire to set forth in writing their agreement with respect to the matters set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. As used herein, the following terms shall have the following respective meanings:

1.1 Affiliate. The term “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” shall have the meaning ascribed to such term under Rule 405 promulgated under the Securities Act of 1933, as amended.

1.2 Competitive Entity. The term “Competitive Entity” means any Person or Affiliate thereof engaged in any of the following activities: (i) publishing, distributing and/or selling advertisements in directory products or services in any medium, whether in tangible media (e.g., paper directories or CD-ROM), electronic media (e.g., Internet) or digital media (e.g., PDA download); (ii) publishing, distributing and/or selling advertisements in any ancillary directories, tourist guides, business-to-business directories, community directories or other products published by the Company or any of its subsidiaries or Affiliates; or (iii) any other line of business in which the Company or any of its subsidiaries or Affiliates becomes engaged at any time during the term of Employee’s employment with the Company.

1.3 Confidential Information. The term “Confidential Information” means all information or materials of a confidential or proprietary nature which Employee receives during the course of his or her employment with the Company or through the use of any of the Company’s facilities or resources, including, without limitation, the following: (i) all information or materials (whether in paper or electronic form or otherwise stored or recorded) relating to the business or operations of the Company or any of its subsidiaries or Affiliates, including, without limitation, business plans and strategies, business processes and procedures, financial information, marketing plans and studies, cost information, price information, quoting procedures, customer and supplier lists, contracts with third parties, purchasing information, correspondence, computer system passwords, employee records, compensation paid to employees and other terms of employment; (ii) all information or materials relating to any software program, invention or technology of the Company or any of its subsidiaries or Affiliates, including, without limitation, source and object codes, algorithms, schematics, flowcharts, logic diagrams, designs, coding sheets, techniques, specifications, technical information, test data, know-how, worksheets and related documentation and manuals; (iii) all other information or materials relating to the business or activities of the Company or any of its subsidiaries or Affiliates which are not generally known to the public (including, without limitation, any information that is marked “Confidential” or “Proprietary”); and (iv) all information or materials received by the Company or any of its subsidiaries or Affiliates from any third party subject to a duty to maintain the confidentiality thereof and to use such information or materials only for certain limited purposes. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by Employee or (ii) was known to Employee at the time of disclosure as shown by his or her records in existence at the time of disclosure.

(Employee Agreement – Ohio)

1.4 Invention. The term “Invention” means any idea, invention, discovery, trademark, service mark, improvement, process, design, software program, technique, configuration, methodology, know-how, original work of authorship or other innovation of any kind (whether or not patentable, copyrightable or subject to other legal protection) made, developed, conceived of or reduced to practice by Employee, either alone or jointly with others, during the term of Employee’s employment with the Company (whether or not made, developed, conceived of or reduced to practice during Employee’s normal working hours or while at the Company’s offices) which: (i) arises from or results to any work performed by Employee for the Company; (ii) relates to the Company’s business, operations or processes; or (iii) is made with or using the Company’s equipment, supplies, facilities or Confidential Information.

1.5 Person. The term “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

1.6 Prior Invention. The term “Prior Invention” means any invention, improvement, process, design, software program, technique, configuration or original work of authorship (whether or not patentable, copyrightable or subject to other legal protection) made, developed, conceived of or reduced to practice by Employee, either alone or jointly with others, prior to the commencement of his or her employment with the Company or Berry.

1.7 Restricted Period. The term “Restricted Period” has then meaning ascribed thereto in Section 4.1.

2. Nondisclosure and Confidentiality

2.1 Nondisclosure of Confidential Information. Employee acknowledges that in the course of his or her employment with the Company, Employee will have access to Confidential Information, all of which will be made available to Employee only in strict confidence. During Employee’s employment with the Company and following the termination of such employment, Employee: (i) shall treat all Confidential Information as strictly confidential; (ii) shall use and/or make copies of Confidential Information only as authorized by the Company within the scope of Employee’s employment with the Company; (iii) shall not, directly or indirectly, disclose, disseminate, publish or reveal any Confidential Information to any third Person without the Company’s prior written consent; and (iv) shall take all reasonable precautions to prevent the inadvertent or accidental disclosure of any Confidential Information. Employee acknowledges that any unauthorized disclosure of Confidential Information will damage the Company’s business.

2.2 Return of Confidential Information. Upon the termination of Employee’s employment with the Company or at any time upon the Company’s request, Employee will immediately deliver to the Company: (i) all Confidential Information in his or her possession (including any copies thereof) and (ii) all correspondence, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial information and any other document concerning the business or operations of the Company or any of its subsidiaries or Affiliates. By his or her signature below, Employee authorizes the Company to withhold his or her final pay check(s) for any type of compensation, including without limitation salary, wages, and accrued but unused vacation, until such time as items (i) and (ii) are returned.

2.3 Required Disclosure. In the event Employee is requested or required, pursuant to applicable law, regulation or legal process, to disclose any Confidential Information, Employee shall immediately notify the Company so that it may seek a protective order or other appropriate remedy. In such event, Employee shall cooperate with the Company to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, Employee shall be entitled to furnish only that portion of the Confidential Information that is legally required.

2.4 Information of Third Parties. Employee represents and warrants that neither the performance of his or her obligations hereunder nor the performance of his or her employment duties to the Company will breach the terms of any contract or agreement to which Employee is a party, including, without limitation: (i) any agreement to keep in confidence the confidential or proprietary information of any prior employer of Employee or (ii) any non-competition obligation. Employee shall not, during the term of his or her employment with the Company or thereafter, disclose to the Company or otherwise use in an unauthorized manner any confidential or proprietary information of any third party, including any prior employer of Employee (other than Berry).

2.5 Non-disparagement. Employee agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or Affiliates, either orally or in writing, at any time; provided, however, that the foregoing restriction shall not prohibit Employee from conferring in confidence with his or her legal representatives or making truthful statements as required by law.

3 Inventions

3.1 Disclosure of Inventions; Assignment. Employee agrees to promptly disclose and furnish all Inventions to the Company. All Inventions shall be the sole and exclusive property of the Company, whether as “works made for hire” or otherwise, and Employee hereby irrevocably assigns and transfers to the Company all Employee’s right, title and interest in and to any and all Inventions. Employee agrees not to disclose any Invention to any third party without the Company’s prior written consent. Employee agrees, at the Company’s request (whether during or after the term of Employee’s employment with the Company) and at the Company’s expense: (i) to execute specific assignments in favor of the Company with respect to any Invention and (ii) to execute such documents and perform such lawful actions as the Company deems necessary or advisable in order to enable the Company to procure, maintain and/or enforce any patent, copyright, trademark or other legal protection (whether in the United States or in any foreign country) relating to any Invention.

3.2 Moral Rights. Employee hereby irrevocably and forever waives and agrees not to assert any moral rights which Employee may have in any Invention (including, without limitation, any right of paternity or integrity, any right to claim authorship of such Invention, any right to object to any distortion, mutilation or modification of such Invention or any similar right, whether existing under any United States or any foreign law).

3.3 Prior Inventions. All Prior Inventions shall be excluded from the scope of this Agreement. Attached hereto as Exhibit A is a list of all Prior Inventions which relate in any manner to the Company’s business. Employee hereby represents that such list is complete and that, if no such list is attached, Employee has no such Prior Inventions.

4. Non-Competition.

4.1 Obligation. Employee agrees that during the term of his or her employment with the Company and for a period of six (6) months following the termination of such employment for whatever reason (voluntary or involuntary) (the “Restricted Period”), Employee will not, directly or indirectly, render services to, become employed by, have any equity interest in, or manage or operate (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) any Competitive Entity, any parent, subsidiary or Affiliate thereof or any successor thereto in any geographical area in which the Company or any of its subsidiaries or Affiliates conducts business. Notwithstanding the foregoing, Employee shall be permitted to acquire a passive stock or equity interest in a Competitive Entity, provided the stock or other equity interest acquired is not more than five percent (5%) of the total outstanding equity interests of such entity.

4.2 Acknowledgment. Employee acknowledges that: (i) while employed by the Company and its predecessor, Berry, Employee has been and will be employed in a management or sales position; (ii) in that role, Employee (a) has had and will have access to confidential competitive information and (b) has developed and will develop unique skills germane to the business of the Company and/or has developed and will develop relationships with the Company’s customers and suppliers; and (iii) the business of the Company is highly competitive, and personal contact and name recognition are of primary importance in maintaining current customers and suppliers and securing new customers and suppliers. Given the nature and geographic scope of the Company’s business operations and the nature of Employee’s position with the Company, Employee acknowledges and agrees that the restrictions on competition set forth in Section 4.1 are fair and reasonable.

5. Non-Solicitation. Employee agrees that during the Restricted Period, Employee will not, directly or indirectly, on his or her own behalf or on behalf of any other person or entity:

(a) solicit for purposes of employment, offer to hire or employ any individual who then is (or, at any time during the previous year, was) an employee of the Company or any of its subsidiaries or Affiliates;

(b) induce or otherwise encourage any employee, customer, client or supplier of the Company or any of its subsidiaries or Affiliates to: (i) terminate its, his or her employment or contractual arrangement with the Company (or such subsidiary or Affiliate of the Company) or (ii) otherwise change its, his or her relationship with the Company (or such subsidiary or Affiliate of the Company);

(c) solicit business from any supplier, customer or client served by Employee in any fashion, either alone or jointly with others, during Employee’s employment with the Company or Berry; or

(d) solicit business from any Person that was, during Employee’s employment with the Company or Berry, solicited or identified as a business prospect by Employee in any fashion, either alone or jointly with others.

6. Nature of Relationship. Nothing herein shall be construed as constituting an agreement, understanding or commitment of any kind that the Company shall continue to employ Employee for any specific period of time, nor shall this Agreement limit in any way the Company’s right to terminate Employee’s employment at any time for any reason whatsoever. Employee acknowledges and agrees that his or her employment with the Company is and shall be “at-will.”

7. General

7.1 Injunctive Relief. Employee acknowledges that any breach of this Agreement by Employee will cause immediate and irreparable damage to the Company and its goodwill, the exact amount of which would be difficult or impossible to ascertain, and that the remedies at law for any such breach would be inadequate. Employee therefore agrees that in the event of any such breach, the Company will be entitled to enforce this Agreement by a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief, without the necessity of posting any bond or other security (which is hereby expressly waived by Employee), in addition to any other relief to which the Company may be entitled.

7.2 Entire Agreement. This Agreement constitutes the entire agreement between the Company and Employee regarding the subject matter hereof. All prior or contemporaneous agreements, proposals, understandings and/or communications regarding Employee’s employment by the Company or any of its subsidiaries, whether written or oral, are hereby superseded by and merged into this Agreement.

7.3 Amendment. This Agreement may only be amended, modified or terminated by a written instrument signed by Employee and a duly authorized officer of the Company.

7.4 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect: (i) such provision shall be fully severable; (ii) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a portion of this Agreement; and (iii) the remaining provisions of this Agreement shall not be affected by such invalid, illegal or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such invalid, illegal or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in substance to such invalid, illegal or unenforceable provision as may by possible and be valid, legal and enforceable. In the event any provision of Section 4 or Section 5 shall be determined (pursuant to the dispute resolution procedures set out in Section 7.5) to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined pursuant to the dispute resolution procedures set out in Section 7.5.

7.5 Dispute Resolution. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any of its provisions shall be brought or otherwise commenced exclusively in any state or federal court located in Ohio. Each party expressly and irrevocably consents and submits to the jurisdiction of the state and federal courts located in Ohio in connection with any such legal proceeding. In the event of any legal action or other legal proceeding relating to this Agreement or the enforcement of any of its provisions, the prevailing party shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party.

7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of law.

7.7 Waiver. No waiver by either party of a breach of any term, provision or condition of this Agreement by the other party shall constitute a waiver of any succeeding breach of the same or any other provision hereof. No such waiver shall be valid unless executed in writing by the party making the waiver.

7.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Employee may not assign his or her rights or obligations hereunder to any other Person. Any attempted assignment made by Employee in violation of this Section 7.8 shall be null and void.

7.9 Survival. Employee’s obligations under this Agreement shall survive the termination of Employee’s employment with the Company and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Employee by the Company or any Company employee, agent or contractor.

7.10 Notices. All notices, consents and other communications hereunder shall be provided in writing and shall be delivered personally, by registered or certified mail (return receipt requested), or by facsimile or similar method of communication, to the parties at the following addresses (or such other address as may have been furnished by or on behalf of such party by like notice):

If to the Company, to:	If to Employee:

The Berry Company LLC	To the address set forth on the signature page
188 Inverness Drive West, Suite 800
Englewood, Colorado
Attention: General Counsel
Fax: 303-867-1603

Communications sent by facsimile shall be deemed effectively served upon dispatch. Communications sent by registered or certified mail shall be deemed effectively served five (5) calendar days after mailing.

7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same document.

7.12 Employee Acknowledgement. Employee acknowledges that he or she has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained herein, and has entered into this Agreement freely based on his or her own judgment.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

EMPLOYEE		THE BERRY COMPANY LLC

	/s/ KEVIN J. PAYNE	By:	/s/ ELIZABETH MAYES
Name:	Kevin J. Payne	Title:	Director, Human Resources

Address:

3170 Ketteering Blvd.
Dayton, OH 45439